Exhibit 99.1

Texas Roadhouse, Inc. Announces Quarterly Dividend

LOUISVILLE, Ky (May 20, 2011) — On May 19, 2011, Texas Roadhouse, Inc.’s (Nasdaq: TXRH) Board of Directors authorized the payment of a cash dividend of $0.08 per share of common stock.  This payment will be distributed on July 1, 2011, to shareholders of record at the close of business on June 15, 2011.  While no assurance can be made regarding the declaration of and/or payment of future cash dividends, the Company is optimistic that similar payments will be authorized in subsequent quarters and that the dividend amount might increase annually as cash flow increases.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 345 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

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Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457